UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   MCGARVIE, Blythe J.
   145 Pleasant Hill Road
   Scarborough, ME  04074
   USA
2. Issuer Name and Ticker or Trading Symbol
   Hannaford Bros. Co.
   HRD
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   06/30/1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President & Chief Financial Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |06/05/|M   | |2,204             |A  |26.75      |                   |      |                           |
                           |1997  |    | |                  |   |           |                   |      |                           |
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Common Stock               |06/05/|F   | |1,690             |D  |34.875     |                   |      |                           |
                           |1997  |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/03/|A   |V|122               |A  |35.625     |2,204.523 (1) (2)  |D     |                           |
                           |1997  |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Options (Rights to Buy|26.75   |06/05|M   | |1,690      |D  |05/24|05/24|Common Stock|1,690  |       |12,076      |D  |            |
)                     |        |/1997|    | |           |   |/96  |/05  |            |       |       |            |   |            |
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Options (Rights to Buy|        |05/12|A   |V|2,085      |A  |05/12|05/12|Common Stock|2,085  |34.625 |2,085       |D  |            |
)                     |        |/1997|    | |           |   |/98  |/07  |            |       |       |            |   |            |
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Options (Rights to Buy|        |05/12|A   |V|2,085      |A  |05/12|05/12|Common Stock|2,085  |34.625 |2,085       |D  |            |
)                     |        |/1997|    | |           |   |/99  |/07  |            |       |       |            |   |            |
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Options (Rights to Buy|        |05/12|A   |V|2,086      |A  |05/12|05/12|Common Stock|2,086  |34.625 |2,086       |D  |            |
)                     |        |/1997|    | |           |   |/00  |/07  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Includes 421 shares purchased through the Hannaford Employee Stock Purchase Plan in February 1997
(2)  Does not include shares held under the Hannaford Savings & Investment
(401k) Plan or shares acquired
through dividend reinvestment since December 31,
1996.
SIGNATURE OF REPORTING PERSON
/s/  Blythe J. McGarvie
DATE
06/30/1997